Exhibit 10.6

June 9, 2008

Todd Pope

105 New Castle Drive

Chapel Hill, NC 27517

Dear Todd:

On behalf of TransEnterix, Inc. (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer of the Company. Speaking for myself, as well as the other members of the Company’s Board of Directors (the “Board”), we are all very impressed with your credentials and strongly convinced that you will add substantially to the team and provide the Company with exactly the type of leadership that the Company needs at this time. We look forward to your future success in this position.

The terms of your new position with the Company are as set forth below.

1. Position.

a. You will become the President and Chief Executive Officer of the Company and will report directly to the Board. Your position will be at the Durham, North Carolina headquarters of the Company.

b. You agree that you will at all times loyally and conscientiously perform, to the best of your ability and experience all of the duties and obligations of the President and Chief Executive Officer which are required of you pursuant to the terms hereof, and to the reasonable satisfaction of the Company, and while you hold such position you will devote substantially all of your business time and attention to the business of the Company. You agree that you will not undertake any additional outside activities, consulting engagements, etc. without prior written approval of the Company.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence your new position with the Company as soon as practicable, at your election, but no later than July 1, 2008 (such date as you commence employment, your “Start Date”).

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated with Cause.

4. Compensation.

a. Base Salary. You will be paid a cash salary of $25,000 per month (subject to applicable tax withholding), which is equivalent to $300,000 on an annualized basis (your “Base Salary”). Your salary will be payable pursuant to the Company’s regular payroll policy and reviewed periodically for enhancement. In addition reasonable business expenses will be reimbursed.

b. Bonus. You will be given a guaranteed bonus equal to $150,000 and payable on February 2, 2009 if you remain employed by the Company at the aforementioned date. Beginning the second year of employment, you will be eligible for a cash bonus, as established by the Board, up to 50% of your Base Salary each year if milestones, mutually agreed upon by you and the Company, are met during the year.

c. Equity. Subject to the approval of the Board at the first meeting following your Start Date, you will be granted an option to purchase up to 5% of the company’s post series A preferred financing fully-diluted capitalization following all tranches associated with such financing (the “Option”). The Option will vest over four years, with 25% vesting on the first anniversary of your actual Start Date (and none vesting prior to such date) and 1/48th of the shares vesting each month thereafter, The Option will be granted with an exercise price equal to the fair market value of the Common Stock on the date of grant as determined by the Board. The Option shall provide for early exercise. For the purposes of this section, fully-diluted shall be calculated assuming the exercise and conversion of all outstanding securities and all options reserved for issuance under Company stock plans.

5. Benefits. You will be eligible to participate in the Company’s employee benefit plans as they may be offered from time to time to the Company’s executive officers. You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you.

6. Involuntary Termination Following Change of Control. Except as specifically set forth above in Section 5 and below in this Section 6 and Section 7, or as otherwise required by applicable law, this letter agreement will not entitle you to any benefits upon or in connection with any termination of your employment (including any termination as a result of your death, disability or retirement) or a Change of Control (as defined below). The provisions of this Section 6 and Section 7 below are in lieu of any other severance benefits you might otherwise be entitled to. In the event the Company consummates a Change of Control and at the time of or within twelve (12) months following the closing of that transaction your employment with the Company or its successor is terminated by the Company or the successor without Cause, or you experience a Constructive Termination (as defined in Section 8 below), and provided that at the time of any such termination you sign and do not revoke the Company’s standard release form releasing the Company (and its successor) from all claims relating to your employment relationship and termination thereof, then you shall be entitled to, subject to the terms and conditions set forth on Exhibit A:

(i) 12 months of your regular base salary as of the time of termination, payable commencing 30 days following termination of employment and continuing monthly thereafter in accordance with the Company’s payroll policy, subject to applicable tax withholding;

(ii) Your target bonus for the year in which the Change of Control occurs, which amount shall be paid in a lump sum 30 days following the date of termination;

(iii) Full acceleration and vesting of your Option effective as of the date of your termination; and

(iv) should you elect to continue medical benefits coverage under the Company’s (or its successor’s) benefit plans pursuant to COBRA, the Company or its successor will reimburse you for the amount of your payments in connection with such continued coverage until the earlier of (A) the date on which you become covered by other medical benefit plans or (B) the 6 month anniversary of the date your employment terminated.

7. Involuntary Termination Without a Change in Control. In the event your employment with the Company or its successor is terminated by the Company or the successor without Cause, or you experience a Constructive Termination (as defined in Section 8 below), and provided that at the time of any such termination you sign and do not revoke the Company’s standard release form releasing the Company (and its successor) from all claims relating to your employment relationship and termination thereof, then you shall be entitled to, subject to the terms and conditions set forth on Exhibit A:

(i) 6 months of your regular base salary as of the time of termination, payable commencing 30 days following termination of employment and continuing monthly thereafter in accordance with the Company’s payroll policy, subject to applicable tax withholding;

(ii) Your target bonus for the year in which the involuntary termination occurs which amount shall be paid in a lump sum 30 days following the date of termination;

(iii) Full acceleration and vesting of your Option effective as of the date of your termination; and

(iv) should you elect to continue medical benefits coverage under the Company’s (or its successor’s) benefit plans pursuant to COBRA, the Company or its successor will reimburse you for the amount of your payments in connection with such continued coverage until the earlier of (A) the date on which you become covered by other medical benefit plans or (B) the 6 month anniversary of the date your employment terminated.

8. Definitions.

a. Cause. For the purposes of this letter agreement, “Cause” for termination of your employment will exist at any time after the happening of one or more of the following events (described below, singularly and collectively the “Event”), in each case as determined in good faith by the Board: (1) your gross negligence or willful misconduct in performance of your duties hereunder where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or any of its subsidiaries or successors; (ii) your repeated and unjustified absence from the Company; (iii) your commission of any act of fraud, embezzlement or similar misconduct with respect to the Company; (iv) your conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; (v) your incurable material breach of any written agreement you have with the Company, including without limitation your misappropriation or misuse of the Company’s intellectual property under the Company’s Confidential Information and Invention Assignment Agreement; (vi) your failure to perform your assigned duties or responsibilities (other than a failure resulting from your disability); or (vii) your intentional or negligent violation of any federal or state law or regulation applicable to the Company’s business. Any Event constituting Cause under this section is subject to a notice and cure period where you receive written notice from the Board describing the Event within thirty (30) days of the Event and you fail to remedy such Event within thirty (30) days of receiving such notice.

b. Constructive Termination. For the purposes of this letter agreement, “Constructive Termination” means your resignation within thirty (30) days following expiration of any Company cure period (discussed below) following (i) without your prior consent, a reduction in your base salary (other than in connection with a general, proportionate decrease in base salaries for all executive officers of the Company); (ii) without your prior consent, the Company’s or its successor’s forcing you to relocate your principal place of employment to a facility or a location more than 50 miles from its then present location; (iii) without your prior consent, the failure of the Company to obtain the assumption of its obligations to you under this letter agreement by any successor to the Company; or (iv) without your consent, a material reduction in your job responsibilities, provided that following a Change of Control neither mere change in title alone nor reassignment to a position that is substantially similar to the position held prior to the Change of Control shall constitute a material reduction in job responsibilities. In order for an event to qualify as a Constructive Termination, you must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

c. Change of Control. For purposes of this letter agreement, “Change of Control” of the Company is defined as: (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the shares of capital stock of the Company (on a fully diluted basis) outstanding immediately prior to such transaction or series of transactions continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such transaction or series of transactions, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary or another corporation immediately following such transaction or series of transactions, the parent corporation of such surviving or resulting corporation; or (b) a sale, lease, exclusive license (without territorial or field limitation) or other conveyance of all or substantially all of the assets of the Company.

9. Confidential Information, and Invention Assignment Agreement: Non-Competition. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date. In addition, should you accept this offer you will be subject to a non-

competition agreement that will be provided to you in advance of your Start Date. The non-competition agreement will limit your ability to work for other entities in the field provided for therein, which is currently contemplated to be companies engaged in making, selling, distributing, etc., products for the performance of laparoscopic or natural orifice transluminal endoscopic surgical procedures.

10. No Conflicts. You represent that your performance of all the terms of this letter agreement will not breach any other agreement to which you are a party. You also represent to the Company that you have returned all property and confidential information belonging to any prior employers. In addition, you agree that you will at all times during your employment with the Company refrain from misusing or misappropriating any confidential, proprietary information belonging to your prior employers or other parties to whom you owe a confidentiality obligation and that you will abide by Company policy protecting such third party interests.

11. At-Will Employment and Taxes. Notwithstanding anything that might be interpreted to the contrary in this letter agreement and, subject to the Company’s obligations under Section 6 and Section 7 above, your employment with the Company is for an indefinite period of time and will at all times be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without either party having further obligation or liability to the other. All payments and benefits set forth herein shall be subject to reduction to satisfy all applicable Federal, state and local tax withholding obligations.

12. Recruitment Efforts. On the Company’s reasonable request, prior to your Start Date, you will assist the Company with respect to the recruitment and interviewing of potential team members that will report to you following your Start Date. You will not receive compensation for your time expended in these efforts, however, subject to the Company’s prior approval; your reasonable expenses will be reimbursed upon presentation to the Company of acceptable documentation.

13. Legal Representation. You acknowledge that the Company has recommended that you retain outside legal counsel in connection with the negotiation of this letter agreement and that the Company’s counsel is representing only the Company in connection with this letter and negotiations relating to your employment.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me by no later than 5:00 p.m. local California time on June 17, 2008 (after which, if not accepted this offer shall expire). This letter, along with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

TransEnterix, Inc.

By:	/s/ William N. Starling
William N. Starling
Interim Chief Executive Officer

ACCEPTED AND AGREED:

Todd Pope

/s/ Todd M. Pope
Signature

6-9-2008
Date

Exhibit A

Payments Subject to Section 409A.

1. Subject to this Exhibit A payments or benefits under Section 6 and Section 7 of the letter agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under Section 6 and Section 7 of the letter agreement, as applicable:

(a) It is intended that each installment of the payments and benefits provided under Section 6 and Section 7 of the letter agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 6 and Section 7 of the letter agreement.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the payments and benefits due under Section 6 and Section 7 of the letter agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this letter agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of your tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(ii) Each installment of the payments and benefits due under Section 6 and Section 7 of the letter agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury

Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following your taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(b). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. All reimbursements and in-kind benefits provided under the letter agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.